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                                                                     Exhibit 1.1



                       CHINA YUCHAI INTERNATIONAL LIMITED
           16 RAFFLES QUAY #26-00 HONG LEONG BUILDING SINGAPORE 048581
                    TEL: (65) 6220 8411 FAX: (65) 6226 0502

FOR IMMEDIATE RELEASE



                       CHINA YUCHAI INTERNATIONAL LIMITED
                        ANNOUNCES NEW BUSINESS STRATEGY,
                     STRATEGIC ACQUISITION AND FUND RAISING

SINGAPORE, FEBRUARY 7, 2005 - The board of directors of China Yuchai International Limited (CYI) is pleased to announce that it has approved CYI implementing a business diversification plan.

This strategic initiative contemplates CYI becoming active in new investment opportunities, to broaden its income base and, in turn, seek to reduce its financial dependence on Guangxi Yuchai Machinery Company Limited (Yuchai), CYI's sole operating asset at present.

CYI's board of directors believes that CYI's plans for expansion can best be met through acquisition opportunities in the greater China region and elsewhere in Asia. CYI's board believes that acquisitions particularly in the greater China region could offer synergies with CYI's existing Chinese investment.

As initial steps in the implementation of this new business strategy, CYI is pleased to announce that it has today entered into agreements to acquire a significant stake in a China-focused electronics distribution company and to raise funds through a convertible bond issuance.


Acquisition of a significant stake in a China-focused electronics distribution company

CYI has today entered into a conditional subscription agreement to acquire a stake of approximately 14.99% in Thakral Corporation Ltd (TCL), for approximately S$30.89 million (US$18.87 million, based on an exchange rate of S$1.637 to US$1).

TCL's principal businesses include trading and distribution of consumer electronics products and accessories in China and Hong Kong, distribution of home entertainment products in China; and assembly of electronic products and electronic manufacturing services in China. TCL is listed on the Main Board of the Singapore Exchange Securities Trading Limited (Singapore Exchange).

TCL has a well established presence in China and CYI believes that TCL is well placed to capitalize on China's expanding economy. In addition, TCL offers a platform for further expansion in the consumer electronics sector in China and other parts of Asia, given TCL's distribution and supply chain management business model in China.

CYI intends to subscribe for 264,000,000 newly-issued TCL shares, representing approximately 14.99% of TCL's enlarged share capital immediately following the subscription. The issue price of S$0.117 for each newly-issued TCL share represents a discount of approximately 9.7% to the weighted average trading price for TCL shares on the Singapore Exchange on February 4, 2005.
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Upon completion of the acquisition, CYI is expected to become the third largest shareholder in TCL, and will have the right to nominate three members to the board of directors of TCL.

The completion of the acquisition is conditional upon satisfaction of customary conditions precedent, including approval of the Singapore Exchange for the listing and quotation of the new TCL shares. The acquisition is expected to be completed by early March 2005.


Issuance of convertible bonds

In order to finance the acquisition of the TCL stake, as well as other strategic acquisitions which CYI may consider from time to time as part of the CYI's new business strategy, CYI has today entered into an agreement to issue US$25 million in principal amount of convertible bonds on a private placement basis. The bonds are expected to be issued before the end of February 2005.

The bonds will bear interest at the rate of 2% per annum and mature in 2012, unless redeemed earlier in accordance with their terms. The bonds are convertible by bondholders into newly issued ordinary shares of CYI based on a conversion price of US$12.969 per share, subject to customary adjustments. The number of ordinary shares of CYI currently issuable upon full conversion of the bonds is approximately 1,927,673 shares, which is approximately 5.45% and 5.17% of CYI's existing and enlarged issued share capital respectively. The bonds are subject to customary negative pledge, events of default and other terms and conditions.


Guangxi Yuchai Machinery Company Limited

As previously disclosed, including in CYI's Form 6-K submitted on December 15, 2004, CYI continues with its efforts to engage in dialogue with Yuchai's Chinese stakeholders regarding the July 2003 Agreement which CYI entered into in an attempt to resolve the continuing difficulties which CYI has faced with respect to its investment in Yuchai. However, although approximately 18 months have passed since the July 2003 Agreement was entered into, the parties have yet to fully implement it. The parties have had periodic discussions as to possible alternatives for implementation, but have yet to reach a mutually acceptable solution. Furthermore, representatives of the Chinese parties have alleged that the resolutions passed by CYI's six wholly-owned subsidiaries at the Yuchai shareholders meeting held on December 6, 2004 are invalid. CYI disputes this allegation and is discussing this with Chinese counsel.

Although CYI hopes that implementation of the restructuring contemplated in the July 2003 Agreement will resolve the continued corporate governance difficulties which CYI has had with respect to Yuchai, CYI is not presently able to determine when or on what terms any such restructuring will be implemented, if at all.

As a result, no assurances can be given that disagreements with Yuchai's Chinese shareholders will not recur, or that CYI will continue to be able to fully exercise its controlling interest in Yuchai if such disagreements recur. Any recurrence of these disagreements could have a material adverse effect on CYI's financial condition, results of operations, business or prospects, including CYI's ability to consolidate Yuchai's financial statements or to declare and receive dividends.

CYI has filed with the U.S. Securities and Exchange Commission a copy of this press release on Form 6-K. A copy of such filing has also been sent to The New York Stock Exchange. Reference is made to such filing for cautionary statements which identify factors that could affect the forward looking statements contained in this press release.

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China Yuchai International Limited
Executive Office
16 Raffles Quay
#26-00 Hong Leong Building
Singapore 048581
Tel: (65) 6220 8411
Fax: (65) 6226 0502

Contact persons:  Mr Teo Tong Kooi, President and Director
                  Mr Philip Ting, Chief Financial Officer and Director


SAFE HARBOR STATEMENT UNDER THE PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, including without limitation, statements relating to our new business plan and expansion strategy, acquisition of an equity stake in Thakral Corporation Ltd, convertible bond issue and status of the restructuring contemplated by the July 2003 Agreement, are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results or those anticipated. Among the factors that could cause actual results to differ materially are: our ability to control Guangxi Yuchai Machinery Company Limited ("Yuchai"); changes in the capital markets and interest rates; political, economic and social conditions in China such as government policies with respect to foreign investment, economic growth, inflation and the availability of credit; the effects of competition in the diesel engine market; the effects of inflation; the ability of Yuchai to control its expenses, capital expenditures and receivables, finance its working capital and capital expenditures and commercially introduce new products in the future; our ability to successfully implement the agreement we reached with Yuchai in July 2003; the effects of uncertainties in the Chinese legal system which could limit the legal protections available to foreign investors, including with respect to the enforcement of foreign judgments in China; and the effects of China becoming a member of the World Trade Organization. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. In addition to the foregoing factors, a description of certain other risks and uncertainties which could cause actual results to differ materially can be found in the section captioned "Risk Factors" in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on the current view of management on future events. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THIS ANNOUNCEMENT IS NOT AN OFFER FOR SALE OF SECURITIES IN THE UNITED STATES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. CYI DOES NOT INTEND TO REGISTER ANY PORTION OF ANY OFFERING UNDERTAKEN AS ALL OR PART OF THE NEW FINANCING IN THE UNITED STATES OR TO CONDUCT A PUBLIC OFFERING OF SECURITIES IN THE UNITED STATES.